UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 29, 2018

ENVIRONMENTAL PACKAGING TECHNOLOGIES HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-182629	45-5634033
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 West by Northwest, Suite 110Houston, Texas 77040	77040
(Address of principal executive offices)	(Zip Code)

(877) 824-4733
 (Registrant’s telephone number, including area code)

________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 30, 2018, Environmental Packaging Technologies Holdings, Inc., a Nevada corporation (the “Company”), sold all of the issued and outstanding capital stock of its wholly-owned subsidiary, Environmental Packaging Technologies, Inc., a Delaware corporation (“EPT”), in a reverse two-step amalgamation (the “Amalgamation”) pursuant to which EPT became a wholly-owned subsidiary of Blue Bay Capital Inc., a British Columbia corporation incorporated in Canada (“Blue Bay”) and the Company will be receiving 85,000,000 common shares of Blue Bay. Concurrently with the Amalgamation, Blue Bay will change its name to Specialty Liquid Transportation, Inc. and its common shares will be listed and traded on the TSX Venture Exchange under the symbol “SLT.v”. Current management of the Company will, in addition to continuing to be management and the sole director of EPT, also become management and a director of Blue Bay. Simultaneously with the closing of the Amalgamation, Blue Bay will receive gross proceeds of CAD $4,623,500 in connection with the qualifying transaction of listing on the TSX Venture Exchange and the sale of its securities. Current management, following the Amalgamation and related transactions, owns 1,750,000 common shares of Blue Bay which represents approximately 1.6% of the issued and outstanding common shares of Blue Bay. The preceding sentences are a broad, general summary of the Amalgamation and related transactions and are not intended to provide a complete description of such events, facts and items related thereto. Accordingly, the above must be read in conjunction with (i) the Company’s Press Release dated October 29, 2018, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference, and (ii) the filing statement as listed on SEDAR or accessed at: https://sedar.com/GetFile.do?lang=EN&docClass=13&issuerNo=00043527&issuerType=03&projectNo=02815420&docId=4379252. None of the 85,000,000 common shares of Blue Bay received in the Amalgamation by the Company will be released to shareholders of the Company prior to the date at least one (1) year from the closing date of the Amalgamation and related transactions without prior regulatory approval.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1. Press release dated October 29, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Environmental Packaging Technologies Holdings, Inc.

Date: October 29, 2018	/s/ David Skriloff
Chief Executive Officer